UNAUDITED	Exhibit A-4
Wisconsin River Power Company and Subsidiary
Consolidated Balance Sheet
As of December 31, 2003

Assets	2003

Property, Plant, and Equipment
Utility Plant	$ 35,001,905
Construction Work-in-Progress	30,352
Less - Accumulated Provision for Depreciation	16,600,754
18,431,503
Current Assets
Cash and Cash Equivalents	7,121,501
Accounts Receivable	514,278
Materials, Supplies, and Prepayments	646,765
8,282,544
Deferred Charges and Other Assets
Prepaid Pension Benefits	-
Other	274,596
274,596
Investments and Other Assets
Wisconsin Valley Improvement Company, Common Stock, at Cost	212,610
Non-Project Land, Flowage Rights, and Depreciable Property, Net	1,018,822
1,231,432
$ 28,220,075

Capitalization and Liabilities

Capitalization
Capital Stock, Par Value $100 Per Share, Authorized 95,000 Shares, Outstanding 93,600 Shares	$ 9,360,000
Retained Earnings	16,279,116
Accumulated Other Comprehensive Income	(287,593)
25,351,523
Current Liabilities
Accounts Payable	262,695
Accrued Expenses	211,398
Dividends Payable	-
Accrued Property Taxes	326,633
Accrued Income Taxes	329,716
1,130,442
Deferred Credits and Other Liabilities
Deferred Income Taxes	1,229,425
Deferred Investment Tax Credit	19,709
Pension Liability	102,250
Post-Retirement Benefits	386,726
Other	-
1,738,110
$ 28,220,075